UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): May 8, 2018

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OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-16537 (Commission File Number)	36-4370966 (I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania (Address of Principal Executive Offices)	18015-1360 (Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by a check mark whether the registrant is an emergent growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Non-Employee Director Compensation Policy

On May 8, 2018, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) amended the Company’s Compensation Policy for Non-Employee Directors (the “Amended Director Policy”), pursuant to which non-employee members of the Board receive compensation for service on the Board and its Committees.  The Amended Director Policy had previously been approved by the Compensation Committee of the Board (the” Committee”).  The amendments were based on a competitive market assessment provided by Pay Governance, the Committee’s independent compensation consultant.  Pay Governance compared the Company’s compensation policy for Directors with data for the peer group of healthcare and medical diagnostic companies used by the Committee for compensation benchmarking purposes.

Cash Fees.  Under the Amended Director Policy, the Board modified the annual cash fees (which are paid quarterly in arrears) payable to Directors, as follows:

	Annual Fees
Position	Old	New
Board Member (Base Fee)	$40,000	$55,000
Board Chairman (Additional Fee)	$20,000	$25,000
Audit Chairman	$20,000	$20,000
Compensation Chairman	$15,000	$20,000
N&CG Chairman	$10,000	$20,000
Non-Chairman Audit Member	$ 8,000	N/A
Non-Chairman Compensation Member	$ 6,000	N/A
Non-Chairman N&CG Member	$ 4,000	N/A
Non-Chairman Committee member	N/A	$ 5,000

The annual base fee payable to Directors was increased to $55,000 to bring it more in line with market levels and to reflect the fact that fees payable to non-Chairman Board Committee members were reduced and consolidated into a single fee for all Committee service.  The Board decided to reduce and consolidate the Committee member fees, which varied by Committee, in order to simplify the compensation policy for Directors and to reflect the Board’s determination that all Directors serve on multiple Committees and contribute equally to the overall operation of the Board and its Committees.  The additional annual fee paid to the Board Chairman was also increased to $25,000 to reflect market levels. The annual fees paid to Committee Chairmen were changed to provide the same fee amount (i.e. $20,000) for each Committee in order to further simplify the compensation structure and to reflect the equal contributions of all Committee Chairmen.

Initial Equity Awards.  For many years, non-employee Directors have received an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options was also received by a non-employee Director who becomes Chairman of the Board (the “Chairman Grant”).  Under the Amended Director Policy, the Initial Grants and Chairman Grants were eliminated in order to better reflect market practices.

Annual Equity Awards.  Each non-employee Director receives an annual grant of restricted shares (the “Annual Grant”) on the date of the Company’s Annual Meeting of Stockholders.  Pursuant to the Amended Director Policy, the value of Annual Grants for Board members were changed, as follows:

	Value
Position	Old	New
Board Member (Base Value)	$95,000	$105,000
Board Chairman (Additional Award Value)	$25,000	$ 25,000

The Board determined that the Annual Grant valuation for Directors should be increased to $105,000 in order to bring the level of equity compensation more in line with current market levels.  The additional value of $25,000 for Award Grants to the Board Chairman was not changed.

Amended Stock Ownership and Retention Guidelines.

In connection with the approval of the Amended Director Policy, as described above, the Board also modified the Company’s Stock Ownership and Retention Guidelines to increase the ownership requirement for non-employee Directors from 1x to 3x the Director’s annual base cash fee ($55,000) for serving on the Board.  As with the changes implemented under the Amended Director Policy, this change was based on advice from Pay Governance in order to bring the Company’s stock ownership requirements more in line with market practices.

Item 5.07 - Submission of Matters to a Vote of Security Holders.

The following is a summary of the items considered by stockholders and the corresponding voting results at the Company’s Annual Meeting of Stockholders held on May 8, 2018:

Item 1 - Election of Two Class III Directors for Terms Ending in 2021.

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes

Michael Celano	47,529,077	485,150	857,131	6,926,440

Charles W. Patrick	47,488,555	525,517	857,286	6,926,440

Item 2 - Proposal to Ratify the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018.

Votes For	Votes Against	Abstentions
55,025,684	719,834	52,280

Item 3 - Proposal to Approve an Advisory (Non-Binding) Resolution on the Company’s Executive Compensation.

Votes For	Votes Against	Abstentions	Broker Non-Votes
46,802,103	2,014,784	54,471	6,926,440

Item 8.01 - Other Events.

On May 8, 2018, the Board appointed Aradhana Sarin, M.D., as Chairman of the Audit Committee.  Dr. Sarin succeeds Michael Celano in her new position.  Dr. Sarin also serves on the Nominating & Corporate Governance Committee.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OraSure Technologies, Inc.
Date: May 11, 2018	By: /s/ Jack E. Jerrett Jack E. Jerrett Senior Vice President, General Counsel and Secretary

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